EXHIBIT 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Joe McGurk - Sloane & Company
	408-519-9677	212-446-1874
	dnueman@tivo.com	jmcgurk@sloanepr.com
TiVo Announces Issuance of $230 Million 2% Convertible Senior Notes

1118879.04-NYCSR03A - MSW

SAN JOSE, CA - September 23, 2014 - TiVo Inc. (NASDAQ: TIVO) today announced the closing of its previously announced private offering of 2% Convertible Senior Notes due 2021. TiVo issued $230 million aggregate principal amount of notes, which included $30 million aggregate principal amount of notes issued pursuant to the full exercise of the initial purchasers' option to purchase additional notes to cover over-allotments. Additionally, TiVo has entered into convertible note hedge transactions with multiple counterparties, including certain of the initial purchasers and/or their affiliates (the "hedge counterparties"), and in connection therewith, TiVo has entered into separate privately negotiated warrant transactions with the hedge counterparties. TiVo expects that the combined impact of the notes offering and its previously announced intended use of proceeds to be anti-dilutive.

Barclays Capital Inc. and Deutsche Bank Securities Inc. acted as joint book-running managers for the notes offering. Nomura Securities International, Inc. and LionTree Advisors LLC acted as co-managers.

The notes are unsecured senior obligations of TiVo and bear interest at a rate of 2% per year payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2015. The holders of the notes will have the ability to require TiVo to repurchase the notes in whole or in part for cash in the event of a fundamental change. In such case, the repurchase price would generally be 100% of the principal amount of the notes plus any accrued and unpaid interest. The notes are convertible into cash, shares of TiVo's common stock, or a combination of the two, at TiVo's election, at an initial conversion rate of 56.1073 shares per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $17.82 per share. Following certain corporate transactions that occur prior to the maturity date, TiVo will, in certain circumstances, increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction.

The net proceeds from the offering were approximately $223.5 million after deducting the initial purchasers’ discounts and estimated offering expenses. TiVo used approximately $23.9 million of net proceeds to fund the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds of the warrant transactions). The combination of the note hedge and warrant transactions yield an effective conversion price of $24.00 per share, which is approximately 75% above the closing sale price of TiVo’s common stock on September 16, 2014. TiVo also used approximately $41.8 million of net proceeds to fund the repurchase of common stock in privately negotiated transactions through one of the initial purchasers conducted concurrently with the pricing of the notes (the price per share of the common stock repurchased in such transactions was equal to the last reported sale price of TiVo's common stock on the Nasdaq Global Select Market on September 16, 2014, which equaled $13.71 per share of TiVo's common stock). TiVo intends to use the remaining net proceeds from the offering of the notes for general corporate purposes, including share repurchases that are expected to offset most of the potential dilution of TiVo’s previously existing convertible debt. The repurchases funded by the proceeds of this offering are separate from TiVo's previously announced $350 million share repurchase program.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the expected use of the net proceeds. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include the conditions affecting the capital markets, general economic, industry, or political conditions, as well as the other potential factors described under "Risk Factors" in TiVo's public reports filed with the Securities and Exchange Commission, including TiVo's Annual Report on Form 10-K for the fiscal year ended January 31, 2014, Quarterly Reports on Form 10-Q for periods ended April 30, 2014 and July 31, 2014, and Current Reports on Form 8-K. TiVo cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.